Exhibit 10.1

LICENSE AGREEMENT

     This License Agreement, effective as of March 22, 2005 (the “Effective Date”), is by and between Angiotech Pharmaceuticals, Inc., a corporation organized and existing under the laws of the Province of British Columbia, Canada (“Angiotech Parent”), Angiodevice International GmbH, a corporation organized and existing under the laws of Switzerland (“Angiodevice”), Angiotech International AG, a corporation organized and existing under the laws of Switzerland (“Angiotech International”), Angiotech BioCoatings Corp., a corporation organized and existing under the laws of the State of New York, USA (“Angiotech BioCoatings”) and CABG Medical, Inc., a corporation organized and existing under the laws of the State of Minnesota, USA (“CABG”). Each of the parties hereto is referred to herein as “Party” and collectively as the “Parties”.

WITNESSETH

     WHEREAS Angiodevice, Angiotech International and Angiotech BioCoatings are all subsidiaries of Angiotech Parent (hereinafter collectively referred to as “Angiotech”) and are all Affiliates (as that term is defined below) of each other;

     AND WHEREAS Angiotech owns, or has acquired licenses to, certain domestic and foreign patents and patent applications and has developed know-how, relating to the use of paclitaxel as a therapeutic agent in local medical applications;

     AND WHEREAS Angiotech has the right to grant licenses with respect to such patents, patent applications, licenses and know-how for use in specified areas;

     AND WHEREAS CABG desires to receive a license for the use of certain of such patents, patent applications, licenses and know-how, and Angiotech is willing to grant such a license to CABG;

     NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Angiotech and CABG hereby agree as follows:

1. Definitions.

     Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning as set forth below:

     “Affiliate” means any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, control means the direct or indirect ownership of at least fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), of (a) the outstanding voting securities of such entity, or (b) the decision making authority of such entity.

     “Agreement” means this License Agreement, together with all exhibits annexed hereto, as the same shall be modified and in effect from time to time.

     “CABG License” has the meaning ascribed to it in Section 2.1.

     “CABG Technology” means CABG’s Holly Graft™ System which is designed to bypass blockages in coronary arteries by a single graft attached at one anastomosis/aperture to the aorta, and any other proprietary information or technology developed or acquired by CABG that relates to the bypass of blockages in coronary arteries.

     “Change of Control” means the acquisition by any person, or by any person acting jointly or in concert with an offeror (“Joint Actor”), whether directly or indirectly, of voting securities of CABG which, when added to all other voting securities of CABG held at same time by such person, or by such person and a Joint Actor, totals for the first time not less than fifty percent (50%) of the outstanding voting securities of CABG.

     “Clinical Data” means the results and analysis of data arising from the testing of a drug, device or a combination thereof in vitro, in vivo in non-human subjects and in human subjects, including safety and toxicity testing, or other pre-clinical testing, patient screening, patient enrollment, patient status, any communications with regulatory authorities, actions taken or modification in study design/conduct and summary of data collected on CRFs (Case Report Forms) either paper or electronic.

     “Competitive Product” means in a given jurisdiction, (i) a drug or biologic approved for marketing or in Phase III clinical development, (ii) a 510(k) device approved for marketing, or (iii) a PMA device approved for marketing or in pivotal study clinical development, other than an Eligible Product, that acts (or is being developed to act) for one or more target label indications substantially similar to one or more approved or target label indications for an Eligible Product.

     “Confidential Information” means all information and data provided by the parties to each other hereunder in written or other tangible medium and marked as confidential or, if disclosed orally or displayed, identified as confidential at the time of disclosure and confirmed in summary written form as confidential within thirty (30) days after disclosure, except any portion thereof which:

          (a) is known to the receiving Party, as evidenced by the receiving Party’s written records, before receipt thereof under this Agreement or any other agreement between the parties hereto providing for confidentiality;

          (b) is disclosed to the receiving Party by a third person who is under no obligation of confidentiality to the disclosing Party hereunder with respect to such information and who otherwise has a right to make such disclosure;

          (c) is or becomes generally known in the trade through no fault of the receiving Party;

          (d) is independently developed by the receiving Party, as evidenced by the receiving Party’s written records, without access to such information; or

          (e) is required to be disclosed by applicable statute, rule or regulation of any court or regulatory authority with competent jurisdiction; provided that the Party whose information is to be disclosed shall be notified as soon as possible and the Party that is being required to disclose such information shall, if requested by the Party whose information is to be disclosed, use reasonable good faith efforts, at the expense of the requesting Party, to assist in seeking a protective order (or equivalent) with respect to such disclosure or otherwise take reasonable steps to avoid making such disclosure.

     “Calendar Quarter” means a calendar quarter or any part thereof.

     “Contract Year” means each successive period of four consecutive Calendar Quarters, with the first such Contract Year beginning on the first day of the first full Calendar Quarter that begins after the Effective Date.

     “Diligence Date(s)” means one or more of the date(s) set out in Section 4.1 as the context requires.

     “Dollars” or “$” means the lawful currency of the United States of America.

     “Eligible Product” means any synthetic and/or biologic coronary artery bypass graft products or systems that release or elute paclitaxel and that incorporate both Licensed Technology and CABG Technology. For further clarification, “Eligible Product” does not include vascular grafts, vascular wraps, products used in bypass procedures involving vessels harvested from the patient, or products that fall within the scope of Angiotech’s 1997 license agreement with Boston Scientific Corporation and Cook Inc., a copy of which is attached hereto as Exhibit D.

     “FDA” means the United States Food and Drug Administration or any successor agency.

     “First Commercial Sale” means the date of the first sale made pursuant to Regulatory Approval, unless such Regulatory Approval is not required in such country, of an Eligible Product in a country in CABG’s normal course of business.

     “IDE” means an Investigational Device Exemption under 21 C.F.R. Part 812, or such other form of application or filing as may be required as a legal prerequisite to the commencement of human clinical testing of an Eligible Product in the United States.

     “IND” means an Investigational New Drug Application under 21 C.F.R. Part 312, or such other form of application or filing as may be required as a legal prerequisite to the commencement of human clinical testing of an Eligible Product in the United States.

     “Improvements” means all improvements, variations, updates, modifications, and enhancements made to the Licensed Patent Rights and/or Technical Information during the term of the Agreement.

     “Investment Agreement” has the meaning ascribed to it in Section 3.3.

     “License Fee” has the meaning ascribed to it in Section 3.1.

     “Licensed Field of Use” means coronary artery bypass graft field.

     “License Milestone Fee” has the meaning ascribed to it in Section 3.2.

     “Licensed Patent Rights” means all of the existing patents and patent applications set out in Exhibit A, and all patent applications hereafter filed by Angiotech or its Affiliates, or that Angiotech or its Affiliates have rights to, that are related to the existing patents and patent applications set out in Exhibit A by way of any continuations, continuations-in-part, divisions, provisionals or any substitute applications, any patent issued with respect to any such patent applications, any reissue, re-examination, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing, in each case to the extent they relate directly to the claims in the parent application(s). “Licensed Patent Rights” includes “Core Patent Rights and “Focused Patent Rights”, as those terms are defined in Article 7.

     “Licensed Technology” means Licensed Patent Rights, Technical Information in existence as of the Effective Date, and any Improvements that CABG elects to have included in Licensed Technology pursuant to Section 2.4.

     “Net Sales” means, with respect to any Eligible Product, gross sales from the sale, rent, lease or otherwise making available of such Eligible Product to end-user third parties by or on behalf of CABG and its Affiliates and permitted sublicensees, less the following, to the extent the same are credited or deducted from the invoiced amount:

          (a) discounts, refunds, replacements, credits, rebates, allowances, adjustments, rejections, recalls and returns (in the amount of the credit provided to the customer), all as usual and customary in the business;

          (b) freight, postage, insurance, and other transportation charges;

          (c) sales and use taxes, customs duties, and any other governmental tax or charge (except income taxes) imposed on or at the time of the production, importation, use, or sale of Eligible Products (if separately invoiced), including any value added taxes (VAT), as adjusted for reasonable and customary rebates and refunds; and

          (d) transfers at or below cost by or on behalf of CABG of Eligible Products in connection with compassionate use, emergency use, bona fide research, treatment, Investigational New Drug Applications (INDs) or the like, authorized by the FDA or corresponding foreign agencies.

     “NIH” means the National Institutes of Health (U.S.), also known as the “PHS”.

     “NIH Agreement” means the license agreement dated as of November 19, 1997, between Angiotech and the NIH, as amended from time to time.

     “Patent Coverage” means, for a particular Eligible Product in a given country, there is a Valid Claim that, but for the license granted to CABG under this Agreement, would be infringed by the manufacture, use or sale of such Eligible Product in such country or, where such Eligible Product is used or sold but not manufactured, in such country, by the manufacture of such Eligible Product in the country of manufacture.

     “Royalty” has the meaning ascribed to it in Section 3.4.

     “Regulatory Approval” means any approvals, licenses, registrations or authorizations of any federal, state, provincial or local regulatory agency, department, bureau or other governmental entity necessary for the manufacture and sale of a product in a regulatory jurisdiction.

     “Senior Staff at Angiotech” means individuals employed by Angiotech Parent who are at the level of Senior Vice President or above.

     “Technical Information” means all know-how, information, materials, formulations, trade secrets, data and other proprietary information in the possession of, developed by, or acquired by Angiotech or its Affiliates that are necessary or useful to practice the Licensed Patent Rights, but excluding the Licensed Patent Rights and Confidential Information of third parties that cannot be shared; provided however that any know-how, information, materials, formulations, trade secrets, data and other proprietary information disclosed by Angiotech to CABG shall continue to be Confidential Information of Angiotech.

     “Third Party License” means any license between Angiotech and a third party, including but not limited to NIH and UBC, as such license may be amended from time to time, that includes in its terms a grant of rights to Angiotech to use, and to sublicense the use of, technology that forms part of the Licensed Technology.

     “Term” means that this Agreement shall, subject to the early termination provisions specifically provided for herein, have a term from the Effective Date until the expiration of all of the United States or foreign patents included in the Licensed Technology, including any United States or foreign patents which become part of the Licensed Technology after the date of this Agreement as provided for herein.

     “Territory” means worldwide.

     “Triggering Event” has the meaning ascribed to it in Section 3.2.

     “UBC” means The University of British Columbia and its sublicensees and assigns.

     “UBC Agreement” means the license agreement executed as of November 7, 1997 between Angiotech and UBC, as amended from time to time.

     “Valid Claim” shall mean a claim in an issued patent or unexpired patent or patent application within the Licensed Patent Rights that, (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction not subject to further appeal, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, and (c) has not been rendered unenforceable through disclaimer or otherwise.

     “Warrant Agreement” means the Warrant Agreement entered into by Angiodevice and CABG on March 22, 2005, a copy of which is attached hereto as Exhibit B.

2. License Grant.

     2.1 Grant. Subject to terms and conditions of this Agreement, including but not limited to the reservation of rights set forth below in Section 2.3, Angiotech hereby grants to CABG an exclusive right and license to use the Licensed Technology to make, have made, use, offer to sell, sell and import Eligible Products solely in the Licensed Field of Use in the Territory (the “CABG License”). The Parties agree that, for the avoidance of doubt, the granting of the CABG License in this Section 2.1, (a) does not give CABG any rights to make, have made, use, offer for sale, sell or import any component parts of the Eligible Products for use in any third party devices, and (b) Subject to Section 2.3, Angiotech has no rights to grant any further right or license in the Licensed Technology to any third party to make, have made, use, offer for sale, sell or import any Eligible Products in the Licensed Field of Use in the Territory, and does not itself have the right to make, have made, use, offer for sale, sell or import any Eligible Products in the Licensed Field of Use in the Territory. As soon as is reasonably practical after the execution of this Agreement, Angiotech shall disclose to CABG all Technical Information and shall make their employees available to CABG to answer any questions CABG may have regarding such Technical Information.

     2.2 Sublicensing. CABG shall not have any rights to sublicense its rights to the Licensed Technology obtained pursuant to Section 2.1, except to (a) its Affiliates with written notice to be provided to Angiotech at least thirty (30) days in advance of any such sublicense or, (b) as otherwise consented to by Angiotech, with such consent to be granted or withheld at the sole discretion of Angiotech. No granting of any sublicense by CABG shall relieve CABG from, or diminish any obligation of CABG, under this Agreement and CABG shall be responsible for the performance by its permitted sublicensees under such sublicense. Any sublicense granted by CABG under this Agreement shall be subject to the terms and conditions of this Agreement and any applicable Third Party License.

     2.3 Reservation of Rights. Angiotech reserves the following rights, among others, to the Licensed Technology; (a) any use or purpose outside the Licensed Field of Use, (b) research purposes in all fields and applications, including in the Licensed Field of Use, (c) to the extent reserved or specified under any Third Party Licenses, including but not limited to the reservation by UBC of rights to use the Licensed Technology for research, or (d) to the United States Government by applicable legislation and regulations.

     2.4 Angiotech Improvements. Angiotech hereby grants to CABG a right to elect to include in the Licensed Technology any Improvements made by or for Angiotech after the Effective Date, to the extent that such Improvements relate to the Eligible Product(s). Angiotech shall notify CABG in writing of such Improvements, providing a description of the Improvements and any financial and other obligations under any applicable Third Party License, and CABG may, by giving written notice to Angiotech within thirty (30) days following receipt of Angiotech’s written notice describing such Improvements, elect to include such Improvements as Licensed Technology under this Agreement; provided that:

          (a) CABG will be obligated to reimburse Angiotech for all of the costs and expenses of Angiotech under any Third Party License (if applicable, to be apportioned by Angiotech acting reasonably, among CABG, Angiotech and other sublicensees of such technology from Angiotech, notice of such apportionment to be given to CABG together with the basis upon which the apportionment determination was made) and CABG will be obligated to pay royalties on sales as required by any Third Party License in addition to the Royalties payable under this Agreement; and

          (b) CABG will be subject to all performance, minimum sales and other obligations set forth in the Third Party License (as apportioned by Angiotech, if applicable) relating to such Improvements.

In the event that CABG does not elect to include such Improvements as Licensed Technology within such thirty (30) day period, then CABG shall have no rights to such Improvements thereafter. If CABG does not elect to include such Improvement as Licensed Technology, Angiotech agrees it shall not grant any right or license to any third party to use the Improvement to make, have made, use, offer to sell, sell and import Eligible Products in the Licensed Field of Use in the Territory.

     2.5 Improvements Made by CABG. Any Improvements made by CABG to Licensed Patent Rights and Licensed Technology other than to Licensed Patent Rights or Technical Information licensed to Angiotech Parent under the UBC Agreement, shall be owned by CABG. CABG hereby grants to Angiotech a non-exclusive, perpetual, non-royalty bearing, worldwide right and license, excluding the Licensed Field of Use, to make, use, offer to sell, sell and import, with the right to sublicense all such rights, to any Improvements made by or for CABG. Any Improvements made by CABG to the Licensed Patent Rights or Technical Information licensed to Angiotech Parent under the UBC Agreement shall be owned by Angiotech and shall automatically be included in Licensed Technology. CABG hereby agrees that it shall promptly provide Angiotech with notice of any Improvements that could be covered under this Section 2.5 and that it will take all steps necessary to transfer ownership to Angiotech of Improvements relating to the UBC rights as described above.

     2.6 Stand-Still and Potential Expansion of Eligible Products Definition.

          (a) Angiotech hereby agrees that it will not develop, or enter into any agreement with a third party that would have the effect of permitting such third party to develop, a system or products to be used in conventional coronary artery bypass procedures involving vessels harvested from the patient, using all or any part of the Licensed Technology, for a period of twelve (12) months after the Effective Date. If, during that twelve (12) month period, CABG successfully completes, or has made material progress towards the completion of, feasibility studies on products for use in conventional coronary artery bypass procedures involving vessels harvested from the patient and the Parties have agreed on development milestone timelines for such product, Angiotech agrees that it will amend the definition of Eligible Products to read as follows:

“Eligible Product” means any synthetic and/or biologic (including but not limited to vessels harvested from the patient) coronary artery bypass graft products or systems that release or elute paclitaxel and that incorporate both Licensed Technology and CABG Technology. For further clarification, “Eligible Product” does not include vascular grafts, vascular wraps or products that fall within the scope of Angiotech’s 1997 license agreement with Boston Scientific Corporation and Cook Inc., a copy of which is attached hereto as Exhibit D.

          (b) During the twelve (12) month period set out in (a) above, the Parties agree to negotiate in good faith to define what “successful completion of feasibility studies or material progress towards the completion of feasibility studies” will involve and to agree on development milestone timelines (similar to those provided for herein) for the product and, in the event that the Parties agree to a definition and to milestones, the Parties shall amend this Agreement to incorporate any such language and to give effect to the other provisions of this Section 2.6. In the event that (a) the parties have agreed on what “successful completion of feasibility studies or material progress towards the completion of feasibility studies” will involve and on development milestone timelines for such product, and CABG fails to “successfully complete feasibility studies, or to make material progress towards the completion of feasibility studies”, or (b) the Parties fail, after good faith negotiations, to agree on what “successful completion of feasibility studies or material progress towards the completion of feasibility studies” will involve and/or on development milestone timelines for such product, all within the twelve (12) month time period, then Angiotech will be free to develop, or enter into any agreement with a third party that would have the effect of permitting such third party to develop, a system or products to be used in conventional coronary artery bypass procedures involving vessels harvested from the patient, using all or any part of the Licensed Technology.

3. CABG License Fees & Royalties.

     3.1 License Maintenance Fees. In consideration for the license granted under Section 2.1 of this Agreement, CABG shall issue to Angiotech Angiodevice penny warrants for CABG voting common shares with a value equivalent to five million Dollars ($5,000,000) (“License Fee”) under the terms and conditions of the Warrant Agreement attached hereto as Exhibit B (the “Warrant Agreement”). The CABG voting common shares will be valued as provided for in the Warrant Agreement.

     3.2 CABG License Milestone Fees. As additional consideration for the license granted under Section 2.1 of this Agreement, CABG shall pay the following license milestone fees (each, a “License Milestone Fee”) to Angiotech Angiodevice within thirty (30) days of the occurrence of the applicable event triggering payment of the License Milestone Fee (each, a “Triggering Event”):

          (a) Receipt by CABG of a CE Mark for an Eligible Product, *** Dollars ($***) shall be payable by CABG to Angiotech,

          (b) Receipt by CABG of approval of a Premarket Approval Application (“PMA”) from the FDA to sell an Eligible Product in the United States, *** Dollars ($***) shall be payable by CABG to Angiotech.

     3.3 Election to Pay in Common Stock. CABG shall have the option under Section 3.2(a) and (b) of electing to pay Angiotech in equivalent value of CABG common shares, under terms that are at least as favorable to Angiotech as provided for in the Investment Agreement entered into by Angiotech Parent and CABG on March 22, 2005 (“Investment Agreement”), rather than in cash. In the event that CABG wishes to elect to pay Angiotech in equivalent value of CABG voting common shares, written notice of such election shall be provided to Angiotech within ten (10) business days after the occurrence of the applicable Triggering Event. In the event that CABG makes an election as provided for in this Section 3.3, the voting common shares of CABG will be valued by taking an average of the closing price of the CABG common shares over the ten (10) trading days immediately subsequent to the date of the applicable Triggering Event. In the event that Angiotech has not received such notice of CABG’s election as provided for hereunder within ten (10) business days after the occurrence of the applicable Triggering Event, CABG shall pay Angiotech in cash as provided for in Section 3.2 (a) and/or (b) as applicable. CABG shall not be entitled to elect to pay Angiotech in CABG voting common shares if such payment would take Angiotech’s total ownership of CABG’s outstanding voting common shares above 20% without the express written approval of Angiotech’s Board of Directors.

     3.4 Royalty.

          (a) Royalty Where Patent Coverage Exists. As further additional consideration for the license granted under Section 2.1, within sixty (60) days after the end of each Calendar Quarter during the Term, CABG shall pay to Angiotech Angiodevice a Royalty of *** percent (***%) of all Net Sales in jurisdictions where Patent Coverage exists. In the event that CABG undergoes a Change of Control during the Term, CABG shall be required to pay a Royalty of *** percent (***%) of all Net Sales in jurisdictions where Patent Coverage exists.

          (b) Royalty Where No Patent Coverage Exists. As further additional consideration for the license granted under Section 2.1, within sixty (60) days after the end of each Calendar Quarter during the Term, CABG shall pay to Angiotech Angiodevice a Royalty of *** percent (***%) of all Net Sales in jurisdictions where no Patent Coverage exists in consideration for the license granted to CABG pursuant to Section 2.1 to the Technical Information within the Licensed Technology.

          (c) First Commercial Sale. A Royalty shall become due and payable to Angiotech Angiodevice by CABG in a country within sixty (60) days after the end of the

*** Confidential Treatment Required

     Calendar Quarter within which the First Commercial Sale of an Eligible Product takes place in that country.

     3.5 Non-Arm’s Length Sales. On sales made in other than an arm’s length transaction, the value of the Net Sales attributed under this Section 3 to such a transaction shall be that which would have been received in an arm’s length transaction. Sales between and among CABG and its Affiliates that are intended for resale shall not be included in Net Sales until those Eligible Products are sold to a third party by the Affiliate.

     3.6 Sales of Eligible Products in Combination. In the event that CABG or any Affiliate sells an Eligible Product together with any other distinct product for a single price, such as in a kit, (collectively, the “Combination Product”) the Net Sales of the Eligible Product for the purposes of determining Royalties payable hereunder, shall be calculated by multiplying the total Net Sales of the Combination Product by the fraction A/B, where A is the price of the Eligible Product and B is the price of the Combination Product. The price of the Eligible Product and the Combination Product shall be CABG’s standard, published resale price for each product. If CABG does not have standard published resale prices for such products, the values shall be determined by the mutual written agreement between the Parties, acting reasonably, or, failing agreement, within thirty (30) days from written notice by one Party to the other, as determined by the dispute resolution steps described in Article 9.

     3.7 Reporting of CABG Royalties. CABG shall deliver to Angiotech Angiodevice, together with each Royalty payment due under Section 3.4 a written Royalty report setting forth for the applicable Calendar Quarter, at least the following information:

          (a) The date of the First Commercial Sale of an Eligible Product in each country in the Territory;

          (b) The number of Eligible Products sold, rented, leased or otherwise made available to third parties by or on behalf of CABG and its Affiliates, reported on a country-by-country basis (including a separate item for sales where there is Patent Coverage and where there is not);

          (c) Total gross sales amounts received for such Eligible Products by jurisdiction, including separate items for the value of any goods or services received in exchange for Eligible Products, any additional amounts to be added to Net Sales pursuant to Section 3.5;

          (d) Deductions applicable to determine Net Sales for such period by jurisdiction;

          (e) The amount of Royalties due or, if no Royalties are due, a statement that no Royalties are due; and

          (f) Such other information as may reasonably be requested by Angiotech for purposes of determining the amount of Royalties owing by CABG hereunder and for Angiotech to fulfill its obligations under the Third Party Licenses.

Each Royalty report shall be certified as correct by the CFO of CABG and shall include a reasonably detailed listing of all deductions made to determine Net Sales and to calculate the Royalties payable hereunder.

     3.8 Payment of Maintenance License Fees, Milestone License Fees and Royalties. All Royalties due under this Article 3 are to be paid in Dollars. For conversion of foreign currency to Dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due. All payments shall be made by wire transfer to Angiotech’s account in accordance with the following instructions (unless amended by written notice):

Correspondent bank:

Angiotech Angiodevice UBS AG Postfach, CH-8098 Zurich Konto-Nr. 230-375751.60Z IBAN CH82 0023 0230 3757 5160 Z BIC UBSWCHZH80A

Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to Dollars shall be paid entirely by CABG. The Royalty report required by Section 3.7 shall accompany each such payment.

     3.9 Late Payments. Interest will be assessed by Angiotech Angiodevice on any overdue payments at a rate of one percent (1%) per month, compounded monthly beginning on the due date of the applicable payment (an effective annual rate of 12.68 % per annum), or at such lower maximum rate permitted by law. The payment of such interest will not prevent Angiotech from exercising any other rights it may have as a consequence of the lateness of any payment.

     3.10 Governmental Filings. Except for taxes based on Angiotech’s income, CABG will be solely responsible for determining if any tax on Net Sales and Royalty payments is owed to any governmental authority and shall pay any such tax and be responsible for all filings with appropriate governmental authorities related thereto.

     3.11 Audit Rights. CABG shall keep accurate records of all of its operations, and shall cause its Affiliates to keep accurate records of all of their respective operations, within the scope of this Agreement, for five (5) years following each reporting period (as described in Section 3.7), and Angiotech, at its expense, shall have the right to have a certified public accountant inspect such records, solely for the purpose of verifying the calculation and payment of the

Royalties due hereunder, at the offices of CABG and its Affiliates, as applicable, no later than one (1) year after the end of the Calendar Quarter to which they pertain upon two (2) weeks prior written notice by Angiotech. The certified public accountant shall agree in writing with CABG to be bound by reasonable confidentiality provisions with respect to such information prior to receiving access to such information. In the event the examination shows an underpayment for any Contract Year, CABG shall pay to Angiotech the amounts underpaid, together with interest pursuant to Section 3.9. In the event the examination shows an overpayment for any Contract Year, CABG shall offset the amount overpaid, together with interest calculated at the rates set forth in Section 3.9, on the next Royalty payment made to Angiotech hereunder. Where the amount of any underpayment is more than three percent (3%) for any Contract Year, CABG shall also reimburse Angiotech for the actual out-of-pocket costs incurred by Angiotech to conduct such examination.

4. CABG Diligence Obligations.

     4.1 Diligence Obligations. CABG is required to meet the following obligations relating to the development and sale of Eligible Products during the Term of this Agreement:

          (a) In the United States;

     (i) A safety trial in humans must be initiated for an Eligible Product by January 1, 2007; and

     (ii) A submission for a product approval for an Eligible Product must be submitted to the FDA in the U.S. by January 1, 2009.

          (b) In Europe;

     (i) The first clinical trial in humans must be initiated for an Eligible Product by January 1, 2006;

     (ii) An application for a CE Mark for an Eligible Product must be submitted by January 1, 2008; and

     (iii) The first commercial sale of an Eligible Product must be made by January 1, 2009.

          (c) The dates provided for in Sections 4.1(a) and (b) above shall each be referred to as a “Diligence Date”.

     4.2 Failure to Meet Diligence Timelines. In the event that CABG has not fulfilled the required obligation by the applicable Diligence Date, then Angiotech shall be entitled, at its discretion, to treat any such failure as a material breach in accordance with Section 8.1(a) of this

Agreement; provided, however, that the cure period shall be ninety (90) days rather than forty five (45) days.

     4.3 Progress Reports. CABG will provide written annual reports on development progress for Eligible Products or efforts to commercialize Eligible Products, as applicable, to be received by Angiotech within thirty (30) days after the end of each calendar year. These progress reports shall include, but not be limited to, progress on research and development (including detailed information and data, including any and all Clinical Data generated), plans for future clinical studies, status of current clinical studies, status of applications for regulatory approvals, manufacturing, marketing and sales efforts during the preceding calendar year, as well as plans for the present calendar year, including the schedule of all upcoming clinical development meetings. CABG agrees to provide any additional information reasonably required by Angiotech to evaluate CABG’s performance towards meeting the Diligence Dates under this Agreement and to allow Angiotech to fulfill its obligations under Third Party Licenses. Any Clinical Data provided to Angiotech by CABG as provided for hereunder may be used by Angiotech as required, including for submission to regulatory authorities.

     4.4 Meetings. Angiotech shall be given the right to be present and to observe, at its discretion, all significant meetings concerning CABG’s clinical development of Eligible Products and to have access to all Clinical Data generated by CABG. In order to facilitate Angiotech’s right to be present at such meetings, CABG shall provide Angiotech with a schedule of all clinical development meetings scheduled for the then-current calendar year along with the annual progress report required by Section 4.3. CABG shall be required to provide Angiotech with written notice of changes to that meeting schedule at least ten (10) days prior to a scheduling change. In addition, in the event that Angiotech wishes to meet with CABG to discuss clinical development, future development plans, progress reports and/or to ensure that CABG is using commercially reasonable efforts to bring one or more Eligible Products to market, or to market an Eligible Product that has been approved for commercial sale, Angiotech shall provide notice to CABG requesting a meeting and, (a) setting out the specific reasons for the meeting, (b) providing at least three (3) possible dates for the meeting (none of which will be less than thirty (30) days after receipt by CABG of the meeting notice), (c) states which Angiotech personnel will be present for the meeting, and (d) states whether the meeting will be in person at a specified location or by teleconference. In the event that the Parties cannot mutually agree to a time and/or location for the meeting within ten (10) days after receipt of the meeting notice by CABG, CABG shall be required to accept one of the meeting times and locations proposed by Angiotech in the notice. In the event that CABG fails to attend a meeting properly proposed by Angiotech hereunder or fails to accept one of the meeting times and locations proposed by Angiotech in the notice within a reasonable time, Angiotech shall be entitled, at its discretion, to treat any such failure as a material breach in accordance with Section 8.1(a) of this Agreement. In the event that Angiotech fails to attend a meeting properly set up hereunder, such failure to attend shall not be considered as a breach or a material breach of this Agreement by CABG or by Angiotech. For clarification, it is agreed that Angiotech’s role in such meetings will be as an observer not as an active participant.

     4.5 Reporting under Third Party Licenses. CABG shall use commercially reasonable efforts to assist Angiotech in fulfilling its reporting obligations under any Third Party Licenses, including but not limited to notifying Angiotech of the date of First Commercial Sale in each country within thirty (30) days of such occurrence. CABG hereby consents to the delivery by Angiotech to each licensor under a Third Party License of a copy of this Agreement and any amendments or authorized sublicenses, together with any reports and information provided under this Agreement. Angiotech agrees to, (a) only provide such information to such licensors as is required under the applicable Third Party License, and (b) to arrange for the licensor under each Third Party License to execute a non-disclosure agreement directly with CABG prior to disclosure of any such information to such licensor.

5. Other Obligations of CABG and Angiotech.

     5.1 Regulatory Approvals. CABG shall be responsible for obtaining all Regulatory Approvals for its Eligible Products in all geographical areas which it, in its sole discretion, deems necessary or advisable, including funding all pre-clinical and clinical studies deemed by CABG to be necessary or advisable for obtaining Regulatory Approvals. Angiotech agrees to provide reasonable assistance upon request by CABG in the pursuit of Regulatory Approvals for Eligible Products, and CABG shall reimburse Angiotech for its reasonable expenses of providing such assistance. CABG agrees that it shall provide Angiotech with copies of all correspondence, including but not limited to submissions, to all Regulatory Authorities.

     5.2 Patent Applications and Foreign Filing. Angiotech shall be entitled to file, prosecute and maintain in force any and all patents and patent applications included in the Licensed Patent Rights. The filing, prosecution and maintenance of patents and patent applications pursuant to this Section 5.2 shall be done through patent counsel selected by Angiotech. To the extent Angiotech has the right to do so, Angiotech will keep CABG reasonably informed and consult with CABG on all significant patent matters relating to the Focused Patent Rights within the Licensed Field of Use, provided that Angiotech shall have the final say on all matters relating to the Focused Patent Rights either within or outside the Licensed Field of Use.

     5.3 Press Releases. The parties agree that the public announcement of the execution of this Agreement shall be in the form of a press release to be agreed upon by the parties. Thereafter, Angiotech and CABG shall be free to use the information set forth in such press release in future public announcements. With respect to other public statements that reference the other Party hereto, including submissions to the Securities and Exchange Commission, Canadian Securities Administrators or stock exchange or market system on which its securities are listed, such statements shall be submitted to the referenced Party for review and approval, which approval shall not be unreasonably withheld or delayed.

     5.4 Publications. CABG agrees that it shall not publish or present the results of studies carried out that relate to the Licensed Technology without the opportunity for prior review and approval by Angiotech, which approval shall not be unreasonably withheld or delayed. CABG shall provide to Angiotech the opportunity to review any proposed abstracts, manuscripts or presentations (including information to be presented orally) covering information arising from the use of the Licensed Technology under this Agreement, and not previously disclosed, at least thirty (30) days prior to the intended submission for publication. CABG agrees, upon written request from Angiotech, not to submit such abstract or manuscript for publication or to make such presentation until, (a) CABG has removed any Angiotech Confidential Information as reasonably requested by Angiotech, or (b) Angiotech is given a reasonable period of time to secure patent protection for any material in such publication or presentation which it believes is patentable.

     5.5 Successors of Angiotech. Angiotech covenants and agrees that it will require any successor of Angiotech to assume all of its obligations to CABG under the terms and conditions of this Agreement, including, without limitation, any successor which results from: (a) a sale of Angiotech to another person or entity, whether through the sale of its stock, through a sale of all or substantially all of its assets, or through a merger, or (b) a sale of that portion of its business which includes the Licensed Technology, or (c) a reorganization or change of its ownership.

6. Representations and Covenants.

     6.1 Representations and Warranties. Angiotech and CABG each represent and warrant to the other that:

          (a) Organization & Power. It is a corporation duly organized and validly existing under the laws of its place of incorporation and has all requisite corporate power and authority to enter into this Agreement;

          (b) Authorization. It is duly authorized by all requisite action to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and that the same do not conflict or cause a default with respect to its obligations under any other agreement;

          (c) Execution & Delivery. It has duly executed and delivered this Agreement, and

          (d) Laws, Rules & Regulations. It shall and shall cause its Affiliates to, comply with all laws, rules and regulations applicable to the performance of its obligations hereunder, including, to the extent applicable to such Party, the discovery, development, manufacture, distribution, import, export and sale of the Eligible Product(s).

     6.2 Angiotech Representations and Warranties. Angiotech represents and warrants to CABG that as of the Effective Date, except as set forth on Exhibit A hereto:

          (a) Angiotech owns or controls the commercial rights included in the CABG License, including without limitation the Licensed Patent Rights, free of any liens or encumbrances, other than Third Party Licenses;

          (b) To the knowledge of the Senior Staff of Angiotech, Angiotech has not received any notice from any person or entity claiming to have any right, title or interest in or to the Licensed Patent Rights, other than as specifically set out below in this Section 6.2(d) and, to Angiotech’s knowledge, there is no reason to expect that any such notice is forthcoming;

On February 18, 2005, a claim was filed by Conor Medsystems, Inc. in a court in the United Kingdom alleging that one of Angiotech’s stent patents is invalid and seeking to have the patent revoked. The outcome of this legal proceeding is uncertain at this time;

          (c) Angiotech has not entered into, and is not aware of, any outstanding options, licenses or agreements relating to the Licensed Technology for use in Eligible Products other than any Third Party Licenses that may be within the Licensed Technology;

          (d) The Licensed Patent Rights listed on Exhibit A hereto represent all patents and patent applications owned by or licensed to Angiotech necessary for the use of paclitaxel for the Eligible Products in the Licensed Field of Use;

          (e) To the knowledge of the Senior Staff at Angiotech, other than the Third Party Licenses identified on Exhibit A, there are no third parties to whom license fees must be paid to utilize the Licensed Technology in a manner contemplated by the CABG License granted in Section 2.1;

          (f) Each of the Third Party Licenses is a valid and enforceable license, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable remedies. Neither Angiotech nor, to the knowledge of the Senior Staff of Angiotech after due inquiry, the other party to any such Third Party Licenses, is in material breach or violation of such Third Party License; and,

          (g) For purpose of clarity and notwithstanding (a) to (f) in this Section 6.2, Angiotech provides no representations or warranties with respect to the totality of, or to any component of, the CABG Technology that is included within the Eligible Product.

     ANGIOTECH DOES NOT WARRANT THE VALIDITY OF THE LICENSED PATENTS AND MAKES NO REPRESENTATIONS WHATSOEVER WITH REGARD TO THE SCOPE OF THE LICENSED TECHNOLOGY OR THAT THE LICENSED TECHNOLOGY MAY BE EXPLOITED BY CABG AND ITS AFFILIATES WITHOUT INFRINGING THE PATENT RIGHTS OF OTHERS. ANGIOTECH EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE LICENSED TECHNOLOGY. IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER FOR INDIRECT, PUNITIVE, SPECIAL, CONSEQUENTIAL OR

EXEMPLARY DAMAGES OF ANY KIND, INCLUDING LOSS OF PROFITS AND LOSS OR INTERRUPTION OF BUSINESS, PROVIDED HOWEVER THAT THE FOREGOING PROVISION SHALL NOT BE CONSTRUED TO LIMIT A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT FOR THIRD PARTY CLAIMS WHICH MAY INCLUDE INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY AND OTHER TYPES OF DAMAGES.

     6.3 Covenants Regarding Third Party Licenses. Angiotech covenants and agrees to take all commercially reasonable actions necessary to perform its obligations under the Third Party Licenses and to remain in compliance with any conditions of such Third Party Licenses. Angiotech agrees to notify CABG in the event of a material breach of any of the Third Party Licenses. Angiotech agrees to commence to cure such material within a reasonable time period, and to diligently pursue such cure.

     6.4 Compliance with NIH and UBC Agreements. CABG hereby agrees to comply with the covenants and conditions of the NIH Agreement and UBC Agreement set out in Exhibit C hereto, as if it were a party to each such agreement with respect to such provisions. To the extent the NIH Agreement or UBC Agreement is amended to include additional terms and conditions applicable to sublicensees, CABG agrees to comply with such covenants and conditions as are relevant to the CABG License, including without limitation performance milestones and benchmarks; provided that any such amendment to such agreements will not impair the rights of CABG under this Agreement and provided further that any such amendment that imposes additional obligations on CABG, or may reduce the benefits to CABG of the NIH Agreement or the UBC Agreement, will not be entered into without the prior consent of CABG, which consent will not be untimely or unreasonably withheld.

7. Infringement, Indemnity and Insurance.

     7.1 Definitions. The following definitions shall be used only for the purposes of this Article 7:

          (a) “Action” means any legal action or proceeding, or the filing of any counterclaim. Depending on the context, “Action” may refer to a Core Action, a Focused Action or a Declined Action.

          (b) “Core Action” shall mean an Action against any alleged infringement of the Core Patent Rights identified pursuant to Section 7.2, whether inside or outside the Licensed Field of Use.

          (c) “Core Patent Rights” shall mean those Licensed Patent Rights listed in Exhibit A hereto under the heading “Core Patent Rights”.

          (d) “Declined Action” is defined in Section 7.4(c)(ii).

          (e) “Eligible Product Market” means, for a specific country, the total sales of an Eligible Product and of all other products that are being sold in such jurisdiction for use in approved and/or target label indications that are substantially similar to one or more approved and/or target label indications of that Eligible Product in that jurisdiction.

          (f) “Focused Action” shall mean an Action against any alleged infringement of the Focused Patent Rights identified pursuant to Section 7.2, whether inside or outside the Licensed Field of Use; provided however that any Action that involves both the Core Patent Rights and the Focused Patent Rights shall be deemed a Core Action.

          (g) “Focused Patent Rights” shall mean those Licensed Patent Rights listed in Exhibit A hereto under the heading “Focused Patent Rights”.

          (h) “Infringing Product” means a third party product that may infringe the Licensed Patent Rights and that has Regulatory Approval for use in humans in the Licensed Field of Use.

     7.2 Notification. With respect to any Licensed Patent Rights, each Party shall notify the other Party in writing of any alleged or threatened infringement of such Licensed Patent Rights of which it becomes aware, and shall provide to the other Party available evidence thereof. The Parties shall consult with respect to potential strategies for terminating such alleged or threatened infringement without litigation.

     7.3 Defense and Enforcement of Core Patent Rights.

          (a) Defense of Declaratory Judgment Action. Angiotech shall be solely responsible for defending any assertion of invalidity or unenforceability of Core Patent Rights worldwide.

          (c) Non-Litigation Actions by Angiotech. Angiotech shall have the right, in its sole discretion, to take actions to terminate alleged infringement identified pursuant to Section 7.2 without litigation (including the sole right to grant a license to the alleged infringer outside of the Licensed Field of Use) with respect to Core Patent Rights.

          (d) Core Patent Rights. Angiotech shall have the sole right, but not the obligation, to commence and control any Core Action, at its own expense. If Angiotech, in its sole discretion, elects to not take any Action against any alleged infringement of the Core Patent Rights, CABG shall have no right to do so and CABG shall have no recourse against Angiotech for any damages suffered by CABG as a result of such decision.

          (c) Recoveries. Any damages or other recovery related to the Core Patent Rights, including compensatory and other non-compensatory damages or recovery actually received from a third party shall be allocated first to reimburse the costs and expenses, including reasonable attorney’s fees and expert witness fees, incurred by Angiotech. Such reimbursement shall be made first from any compensatory damages, including attorney’s fees and costs recovered. If any balance remains of the damages or other recovery made from the third party after such reimbursement, any remaining compensatory damages that are attributable to lost sales of Eligible Products, if any, shall be considered Net Sales and the amount of the Royalties owing thereon calculated pursuant to Section 3.4 shall be payable to Angiotech. Any remaining balance of damages or other recovery that are attributable to lost sales of Eligible Products, if any, shall be payable to CABG.

     7.4 Defense and Enforcement of Focused Patent Rights.

          (a) Defense of Declaratory Judgment Action. In the event of an assertion of invalidity or unenforceability of Focused Patent Rights, the Parties shall mutually agree how to defend such assertion (including allocation of the Parties’ responsibilities for the costs of such defense).

          (b) Non-Litigation Actions by Angiotech. Angiotech shall have the sole right, in its sole discretion, to take actions to terminate alleged infringement identified pursuant to Section 7.2 without litigation (including the sole right to grant a license to the alleged infringer outside of the Licensed Field of Use) with respect to Focused Patent Rights; provided, however, where such alleged infringement involves the Focused Patent Rights within the Licensed Field of Use, Angiotech shall reasonably consider the interests of CABG and shall not settle or make any agreement that would have a material adverse effect on CABG’s rights under this Agreement, without the prior written consent of CABG, which shall not be unreasonably delayed or denied.

          (c) Focused Action within the Licensed Field of Use.

               (i) Angiotech shall have the sole right, but not the obligation, to commence and control any Focused Action. In the event that Angiotech elects, in its sole discretion, to undertake such a Focused Action, CABG agrees to reasonably cooperate with Angiotech, including providing access to all necessary documents, executing all papers and performing such other acts as may be reasonably required for such Focused Action, including but not limited to consenting to be joined as a Party plaintiff in such Focused Action. Angiotech shall control such Focused Action, and Angiotech may enter into settlements, stipulated judgments or other arrangements respecting such infringement, provided, however, Angiotech shall reasonably consider the interests of CABG and shall not settle or make any agreement that would have a material adverse effect on CABG’s rights under this Agreement, without the prior written consent of CABG. Angiotech shall keep CABG reasonably apprised of the progress of any such Focused Action. CABG may, at its option and sole expense, be represented by counsel of its choice, but all other costs associated with any such Focused Action shall be at the sole expense of Angiotech.

               (ii) If, within one hundred twenty (120) days after discovering or being notified by CABG in writing of an alleged infringement that would be the basis of a potential Focused Action that involves the Focused Patent Rights within the Licensed Field of Use, Angiotech declines to commence a Focused Action, then CABG shall have the right, but not the obligation to commence an Action with respect to such alleged infringement that involves the Focused Patent Rights within the Licensed Field of Use (“Declined Action”) if either of the following two conditions are met:

                    (x) The alleged infringement of the Focused Patent Right is occurring in the United States, the European Union or Japan, or

                    (y) In the country where the alleged infringement is occurring, CABG has at least *** dollars ($***) annual Net Sales and the Infringing Product has captured ten percent (***%) of the Eligible Product Market.

In the event that the above two conditions are met and CABG elects, in its sole discretion, to commence such Declined Action, Angiotech agrees to reasonably cooperate with CABG, including providing access to all necessary documents, executing all papers and performing such other acts as may be reasonably required for such Declined Action, such as consenting to be joined as a party plaintiff in such Declined Action, at CABG’s sole expense. CABG shall keep Angiotech reasonably apprised of the progress of any such Declined Action. Angiotech may, at its option and sole expense, be represented by counsel of its choice, but all other costs associated with any such Focused Action shall be at the sole expense of CABG.

     (d) Recoveries. In any Focused Action or Declined Action pursuant to this Section 7.4, any damages or other recovery, including compensatory and other non-compensatory damages or recovery actually received from a third party, shall be allocated first to reimburse the costs and expenses, including reasonable attorney’s fees and expert witness fees, of the Party commencing such Focused or Declined Action and then to reimburse the other Party, if any, for such costs and expenses. Such reimbursement shall be made first from any compensatory damages, including attorney’s fees and costs recovered. If any balance remains of the damages or other recovery made from the third party after such reimbursement, any remaining compensatory damages that are attributable to lost sales of Eligible Products shall be considered Net Sales and the amount of the Royalties owing thereon calculated pursuant to Section 3.4 shall be payable to Angiotech. Any remaining balance of damages or other recovery that are attributable to lost sales of Eligible Products, if any, shall be payable to CABG. Any remaining balance of damages or other recovery shall be apportioned as follows:

          (i) when the Focused or Declined Action only concerns the Focused Patent Rights within the Licensed Field of Use, the remaining balance of damages or other recovery that are attributable to lost sales of Eligible Products shall be payable to CABG. Any remaining balance of damages or recovery that are not attributable to lost sales of Eligible Products shall be payable to the Party commencing such Focused or Declined Action; or

          (ii) when the action concerns the Focused Patent Rights within the Licensed Field of Use and within the field of use licensed by Angiotech or its Affiliates to other licensees or sublicensees, the remaining balance of damages or other recovery that is attributable to lost sales of products will be apportioned by Angiotech acting reasonably, between CABG and such other licensees and sublicensees on the basis of the lost product sales of such parties. Any remaining balance of damages or other recovery that is not attributable to lost sales of products, shall be apportioned by Angiotech acting reasonably, between CABG, Angiotech and such other licensees and sublicensees. Notice of such apportionment shall be given by Angiotech to CABG together with the basis upon which the apportionment determination was made, subject to the right of CABG to review the determination and submit the determination for dispute resolution pursuant to Article 9.

     7.5 Reduction Relating to Claims. In the event that CABG incurs or accrues any expenses directly connected with a filed claim or objection of any third party that any of the Licensed Technology infringes a patent or other right of such third party relating to the Licensed Technology, whether or not CABG is a party to such litigation, CABG shall be entitled, from the date of such claim or objection until the claim or objection is resolved favorably to Angiotech or CABG, as the case may be, to reduce the amount of any Royalty payments which may otherwise be due in accordance with Section 3.4 of this Agreement by an amount equal to up to fifty percent (50%) of any such payment, until such time as CABG has been compensated for any such expenses. Any such expenses claimed by CABG are subject the right of audit by Angiotech as described in Section 3.11.

     7.6 Reduction Relating to Infringers. In the event that alleged infringement of the Licensed Patent Rights exists within the Licensed Field of Use in any jurisdiction in the Territory, and Angiotech, through its election or failure to elect to exercise its sole rights to address alleged infringement pursuant to Section 7.3(d), the Parties agree to meet and negotiate in good faith to determine (a) whether damages have been incurred by CABG as a result of such alleged infringement and, (b) if any damages have been incurred as the result of such alleged infringement, compensation payable by Angiotech to CABG for such damages.

     7.7 Indemnification.

          (a) CABG Indemnity. CABG and each of its Affiliates shall indemnify and hold Angiotech, its Affiliates, and their respective current and former officers, inventors, directors, employees, students, governing board members, trustees, faculty, medical and professional staff, consultants, contractors and agents, and their respective successors, heirs and assigns, (“Angiotech Indemnitees”) harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys’ fees and expenses of litigation) and expense incurred (a “Loss”), resulting from or imposed upon the Angiotech Indemnitees or any of them by any third party in connection with any claims, suits, actions, demands or judgments, including claims for bodily injury or property damage, (i) relating to the development, manufacture, use, distribution or sale of any Eligible Product by CABG or its Affiliates, or their respective employees, consultants, contractors and agents, (ii) due to a breach of this Agreement by CABG, or (iii) due to the negligence or willful misconduct of CABG, its Affiliates or their respective employees, consultants, contractors and agents; provided, however, that the foregoing indemnity shall not apply to any Loss to the extent that such Loss was caused by negligent or willful misconduct, or a breach of this Agreement, by Angiotech or its Affiliates.

          (b) Angiotech Indemnity. Angiotech shall indemnify and hold CABG and its Affiliates, and their respective officers, directors, employees, consultants, contractors and agents, and their respective successors, heirs and assigns, (“CABG Indemnitees”) harmless from and against any and all Losses, resulting from or imposed upon the CABG Indemnitees or any of them by any third party in connection with any claims, suits, actions, demands or judgments, including any claim of bodily injury or property damage, (i) relating to the development, manufacture, use, distribution or sale of any product (other than Eligible Products) by Angiotech or its licensees or sublicensees (other than CABG and its Affiliates), (ii) due to a breach of this Agreement, or (iii) due to the negligence or willful misconduct of Angiotech, its Affiliates or their respective employees, consultants, contractors and agents; provided, however, that the foregoing indemnity shall not apply to any Loss to the extent that such Loss was caused by negligent or willful misconduct, or a breach of this Agreement, by CABG or its Affiliates.

          (c) Claims Procedures. A Party entitled to be indemnified by the other Party (an “Indemnified Party”) pursuant to Section 7.7 (a) or (b) hereof shall give written notice to the other Party (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any threatened or asserted claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting there from, provided:

               (i) that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting there from, shall be approved by the Indemnified Party (which approval shall not be unreasonably withheld or delayed), and the Indemnified Party may participate in such defense at such Indemnified Party’s expense (unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party; or (ii) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the defense of such action, in each of which cases the Indemnifying Party shall pay the reasonable fees and expenses of one law firm serving as counsel for the Indemnified Party, which law firm shall be subject to approval, not to be unreasonably withheld or delayed, by the Indemnifying Party);

               (ii) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement to the extent that such failure to give notice did not result in prejudice to the Indemnifying Party or the Indemnifying Party’s insurer;

          (c) the Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed), consent to entry of any judgment or enter into any settlement which, (i) would result in injunctive or other relief being imposed against the Indemnified Party; or (ii) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation; and

          (d) the Indemnified Party shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing, and shall be reasonably required in connection with the defense of such claim or litigation resulting there from.

     7.8 Insurance. (a) CABG shall, at all times during the term of this Agreement and until five (5) years after expiration of the last batch of Eligible Products sold or manufactured hereunder by CABG or its Affiliates, obtain and maintain at its own cost and expense, comprehensive commercial liability insurance, including, but not limited to, product liability and contractual liability insurance, and errors and omissions coverage, with respect to its activities hereunder from a reputable and financially secure insurance carrier. Such insurance shall be in such amounts and subject to such deductibles as the Parties may agree based upon standards prevailing in the industry at the time, but under no circumstances shall be less than, (a) prior to regulatory approval, the statutorily required minimum insurance level provided for in the jurisdiction in which the clinical trial or other research is being completed, and (b) after the First Commercial Product in a country, the minimum that is customary in that country for similar products being sold in similar markets. Upon the written request of Angiotech, CABG shall provide to Angiotech copies of its Certificates of Insurance. Each policy will be endorsed to provide that the insurers will give Angiotech, or its designee, not less than thirty (30) days prior written notice of any cancellation or material change in coverage. If CABG fails to place or maintain insurance as required under this Agreement, Angiotech or its designee may place and maintain such policy and all premium and other costs incurred by Angiotech or its designee shall be paid by CABG.

          (b) Subrogation. All of the liability policies set out in (a) shall be primary and non-contributory, shall include as additional named insured Angiotech (subject to wording in such policies restricting coverage to those claims for which the CABG may be responsible hereunder) and contain a waiver of subrogation in favor of Angiotech or Angiotech’s designee and in favor of the UBC, its Board of Governors, faculty, officers, employees, students and agents.

8. Termination.

     8.1 Early Termination by Angiotech. Notwithstanding the foregoing, and subject to the limitations set forth below, Angiotech shall be entitled in the following circumstances to terminate this Agreement:

          (a) Material Breach. In the event that CABG materially breaches this Agreement, Angiotech shall have the right, at its sole election, to terminate this Agreement upon forty five (45) days, or thirty (30) days in the case of breach for non-payment, prior written notice to CABG; provided, however, that if CABG shall cure the breach or default within the forty five (45) or the thirty (30) day period, as applicable, all such licenses and agreements shall continue in full force and effect. If, however, CABG is disputing the payment that Angiotech claims not to have been paid timely, Angiotech shall not have the right to terminate this

Agreement unless and until this matter is resolved in Angiotech’s favour through the dispute resolution provisions of Article 9 herein.

          (b) Insolvency, Bankruptcy. In the event that CABG files a petition in bankruptcy or if an involuntary petition shall be filed against it and such petition shall not be dismissed within sixty (60) days, or if it shall become insolvent or admit its inability to pay its debts when due, or if a receiver or guardian shall be appointed for it, then all licenses granted to such Party under this Agreement shall immediately terminate.

          (c) Challenge of Licensed Patent Rights. During the Term, should CABG or any of its Affiliates, successors or assigns challenge the validity of any Licensed Patent Rights, or support, directly or indirectly, any such challenge to any Licensed Patent Rights, Angiotech shall be entitled to terminate this Agreement upon thirty (30) days prior written notice to CABG.

          (d) Termination of Third Party Sublicense. In the event of a termination of a Third Party License, (i) the CABG License, insofar as it relates to the Third Party License only, shall terminate, subject to any right under the Third Party License Agreement to convert the Third Party License to a direct license between the third party licensor and CABG, or (ii) CABG shall be permitted, within sixty (60) days of receiving notice of termination of such Third Party License, to terminate this Agreement upon thirty (30) days prior written notice to Angiotech.

          (e) CABG Merger or Acquisition. Angiotech may, upon thirty (30) days written notice to CABG, terminate this Agreement throughout the Territory or on a country by country basis (to be determined at Angiotech’s sole discretion) if, (a) CABG is acquired or merges with a third party, and (b) the acquiring or merged-with third party or its Affiliate has developed or marketed a Competitive Product prior to the acquisition of or merger with CABG, and (c) such acquisition or merger’s resulting or surviving entity fails to either develop, make, use, sell, offer to sell, market, distribute, or import Eligible Products during the entire six (6) month period following the acquisition or merger. If the acquiring or merged-with entity, or any of its Affiliates, has developed or marketed a Competitive Product prior to the acquisition or merger, CABG shall notify Angiotech of its acquisition by or merger with such third party no later than twenty (20) days after the expiration of the six (6) month period following the acquisition or merger, and shall furnish information to Angiotech reasonably necessary for Angiotech to determine whether Eligible Products have been developed, made, used, sold, offered for sale, marketed, distributed, or imported by the surviving entity or CABG during the six (6) month period following the acquisition or merger. Notwithstanding the foregoing, Angiotech shall not have the right to terminate this Agreement under this Section 8.1(e) in the event that, (i) CABG states in the notice of acquisition or merger required herein that the resulting or surviving entity or its Affiliate(s), as applicable, has made a binding commitment to discontinue the development or marketing of the Competitive Product, as the case may be, or to divest itself of such Competitive Product, and (ii) the resulting or surviving entity, or its Affiliate(s), in fact discontinues development or marketing, as the case may be, or divests itself of such Competitive Product within eleven (11) months after the consummation of the acquisition or merger. Angiotech’s rights hereunder to give notice terminating this Agreement pursuant to this Section 8.1(e) shall lapse: (i) nine (9) months after the date of consummation of the acquisition or merger, or (ii) three (3) months after Angiotech’s receipt of the aforementioned notice and requested information from CABG, whichever occurs later.

     8.2 Early Termination by CABG. Notwithstanding the foregoing, and subject to the limitations set forth below, CABG shall be entitled in the following circumstances to terminate this Agreement:

          (a) Material Breach. In the event that Angiotech materially breaches this Agreement, CABG shall have the right, at its sole election, to terminate this Agreement upon forty five (45) days, or thirty (30) days in the case of breach for non-payment, prior written notice to Angiotech; provided, however, that if Angiotech shall cure the breach or default within the forty five (45) or the thirty (30) day period, as applicable, all such licenses and agreements shall continue in full force and effect.

          (b) Insolvency, Bankruptcy. In the event that Angiotech files a petition in bankruptcy or if an involuntary petition shall be filed against it and such petition shall not be dismissed within sixty (60) days, or if it shall become insolvent or admit its inability to pay its debts when due, or if a receiver or guardian shall be appointed for it, then all licenses granted to such Party under this Agreement shall immediately terminate.

     8.3 Accrued Obligations. Upon termination of this Agreement for any reason, each of Angiotech and CABG shall remain liable for those obligations that accrued with respect to such license prior to the effective date of the termination. CABG may, for a period of one (1) year after the effective date of the termination of the CABG License, complete and sell any or all Eligible Products that it can demonstrate were in the process of manufacture or in inventory on the effective date of the termination; provided, however, that CABG shall remain obligated to pay any applicable Royalties thereon as provided in this Agreement. Within thirty (30) days after receipt of notice of termination, CABG shall provide Angiotech with an accounting of Eligible Products then on hand and in process and its best estimate of when sales of such Eligible Products in its inventory will conclude.

9. Dispute Resolution.

     9.1 Negotiation of Parties. In the event of any dispute, claim or controversy arising out of or relating to the interpretation of any provision of this Agreement, to the performance of either Party under this Agreement or to any other matter under this Agreement, including any action in tort, contract or otherwise, at equity or at law, and any claims of fraud in the inducement (a “Dispute”), either Party may at any time provide the other Party written notice specifying the terms of such Dispute in reasonable detail. As soon as practicable after receipt of such notice, the Chief Executive Officers of both Angiotech and CABG shall meet at a mutually agreed upon time and location for the purpose of resolving such Dispute. They shall engage in good faith discussions and/or negotiations for a period of up to thirty (30) days to resolve the Dispute or negotiate an interpretation or revision of the applicable portion of this Agreement which is mutually agreeable to both parties, without the necessity of formal procedures relating thereto. During the course of such discussion and/or negotiation, the parties shall reasonably cooperate and provide information that is not materially confidential in order so that each of the parties may be fully informed with respect to the issues in Dispute.

     9.2 Arbitration.

          (a) Submission. If the Dispute is not resolved within the thirty (30) day period referenced in Section 9.1, either party may deliver written notice to the other party demanding submission of such Dispute to binding arbitration conducted pursuant to the provisions of this Agreement and the then-current commercial arbitration rules of the American Arbitration Association (“AAA”), except to the extent such AAA rules are inconsistent with the provisions of this Agreement. Even though the arbitrator(s) shall apply the AAA rules, the arbitration shall not be conducted by the AAA.

          (b) Appointment of Arbitrator(s). The case shall be submitted to a single arbitrator who shall be a retired state or federal judge or an attorney who has practiced in the area of business litigation or in the substantive area of law related to this Agreement, for at least ten (10) years. Each party shall submit a list of three (3) arbitrators to the other party within ten (10) days after the initiating party has delivered a written notice to the other party demanding arbitration of the Dispute. From the combined list, the parties shall mutually agree on the arbitrator. Should the parties be unable to agree on the choice of an arbitrator within thirty (30) days after delivery of the written notice demanding arbitration, the arbitration shall be conducted by a panel of three (3) arbitrators. Each party shall choose one arbitrator within ten (10) days after the expiration of the above thirty (30) day period and the two selected shall choose a third arbitrator within five (5) days after their appointment. If the issues of the Dispute involve scientific, technical or commercial matters, any arbitrator chosen hereunder shall have educational training and/or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge.

          (c) Location/Costs. The site of the arbitration shall be in the metropolitan area of Seattle, Washington, USA. The exact location within such metropolitan area shall be designated by the arbitrator(s). The non-prevailing party shall pay all expenses of the arbitration proceeding, including the expenses and fees of the parties’ witnesses and legal counsel and of the arbitrator(s), unless otherwise provided in the arbitration award.

          (d) Discovery/Interim Relief. The arbitrator(s) shall allow the parties to conduct limited discovery. Either party may apply to any court having jurisdiction hereof seeking injunctive relief so as to maintain the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved.

          (e) Final Award. The arbitrational award shall be final and binding upon the parties and may be entered and enforced at any court having jurisdiction. Each party hereby submits to personal jurisdiction of the Federal Courts located in the City of Seattle, State of Washington, USA and consents to the entry of the arbitration award in such courts and in the appropriate courts located in any other jurisdiction of a party’s residence.

     9.3 Third Party Licenses. Sections 9.1 and 9.2 shall not prevent Angiotech from seeking any remedies in law or equity it may have to protect its rights under Third Party Licenses.

10. General Provisions.

     10.1 Remedies. The parties acknowledge and agree that, in the event of a breach or a threatened breach by either Party of this Agreement for which it will have no adequate remedy at law, the other Party may suffer irreparable damage and, accordingly, shall be entitled to injunctive and other equitable remedies to prevent or restrain such breach or threatened breach, without the necessity of posting any bond or surety, in addition to any other remedy they might have at law or at equity.

     10.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, USA in force therein without regard to its conflict of law rules. Subject to Article 9, each party hereby irrevocably consents to the exclusive jurisdiction and venue of the Federal Courts located in the City of Seattle, State of Washington, USA in connection with any action or proceeding brought by either party against the other party arising out of or relating to this Agreement.

     10.3 Confidentiality. It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose Confidential Information to the other. Each Party agrees that for the Term and for a period of five (5) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose, and will not use any Confidential Information except for the limited purposes set forth in this Agreement; provided, however, that no provision of this Agreement shall be construed to preclude such disclosure of Confidential Information as may be necessary or appropriate (a) to obtain from any governmental agency any necessary approval (subject to Section 5.6), (b) to obtain patents that are included in the Licensed Technology or (c) to fulfill Angiotech’s obligations under Third Party Licenses (subject to the provisions of Section 4.6 herein); provided, further, however, that the Party whose information is to be disclosed shall be notified as soon as possible and the Party that is being required to disclose such information shall, if requested by the Party whose information is to be disclosed, use reasonable good faith efforts, at the expense of the requesting Party, to assist in seeking a protective order (or equivalent) with respect to such disclosure or otherwise avoid making such disclosure. The receiving Party will take all precautions as are reasonably necessary to prevent unauthorized access to, reproduction, duplication, disclosure or use of the other Party’s Confidential Information and shall only disclose the Confidential Information of the other Party to those of its officers, directors and employees, or to officers, directors and employees of its Affiliates, on a “need to know basis” provided each such officer, director or employees agrees in favor of the disclosing Party to be bound by the same obligations of secrecy and confidentiality that the receiving Party is bound to under this Agreement and provides further that the receiving Party shall be directly responsible to the disclosing Party for any losses or damages suffered as a result of the breach of such obligations by the receiving Party’s directors, officers or employees.

     10.4 Amendment and Waiver. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of any Party, its agents or employees, but only by an instrument in writing signed by an authorized officer of such Party. No waiver by either Party of any breach of this Agreement by any other Party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

     10.5 Intellectual Property

          (a) Trademarks. During the Term of this Agreement, CABG shall have the right to market and advertise Eligible Products under their respective names, trademarks, trade names, labels, or other designations, provided however, that all packaging of Eligible Products shall be marked with the trademark “ANGIOTECHKNOWLEDGY™” (in a form to be provided by Angiotech provided such form complies with applicable law, including, without limitation, FDA regulations). All respective names, trademarks, trade names, labels, or other designations used shall are, and the same shall remain, the property of their respective owners.

          (b) Patents. CABG agrees to mark the Eligible Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate “Patent Pending” status, to the extent and subject to applicable laws. All Eligible Products manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to protect and preserve the Licensed Patent Rights in such countries.

     10.6 Independent Contractors. Each Party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third Party. This Agreement and the relations hereby established by and between Angiotech and CABG does not constitute a partnership, joint venture, agency or contract of employment between them.

     10.7 Assignment. Subject to Section 8.1(e), this Agreement and CABG’s rights and obligations hereunder may not be sold, assigned or transferred to any third party without the consent of Angiotech, which consent shall not be unreasonably withheld or delayed; provided, however, that such consent shall not be required for CABG to assign its right and obligations under this Agreement to any successor which results from: (i) a sale of CABG to another person or entity, whether through the sale of its stock, through a sale of all or substantially all of its assets, or through a merger, or (ii) a sale of that portion of its business which includes the CABG Technology, or (iii) a reorganization or Change of Control.

     10.8 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     10.9 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt by the addressee at the addresses set forth below, or such other address as either Party may specify by notice sent in accordance with this section:

If to CABG:	CABG Medical, Inc.
14505 - 21st Avenue North
Suite 212
Minneapolis, MN 55447-5602
Attn: President

If to Angiotech:	Angiotech Pharmaceuticals, Inc.
1618 Station Street
Vancouver, BC, Canada V6A 1B6
Attention:CBO

With a copy to:	General Counsel

     10.10 Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court or arbitrator to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

     10.11 Captions. Captions of the Sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the terms and conditions hereof,

     10.12 Word Meanings. Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a Section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

     10.13 Entire Agreement. This Agreement, the Warrant Agreement and the Investment Agreement contain the entire understanding of each of the Parties with respect to the transactions and matters contemplated hereby, including without limitation any licensing of the Licensed Technology, supersedes all prior agreements and understandings relating to the subject matter hereof, and no representations, inducements, promises or agreements, whether oral or otherwise, between the Parties not contained herein or incorporated herein by reference shall be of any force or affect.

     10.14 Rules of Construction. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be presumptively construed against any of them.

     10.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     10.16 Survival. The following provisions shall survive the termination of this Agreement, Article 1, 9, 10 and Sections 2.5, 3.11, 7.7 and 7.8, and any other provisions that by their terms the Parties intend to survive termination.

     10.17 Compliance. The Parties shall comply fully with all applicable laws and regulations in connection with their respective activities under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the Effective Date.

ANGIOTECH PHARMACEUTICALS, INC.

By:	/s/ K. Thomas Bailey

K. Thomas Bailey, Vice President,
Business Development

ANGIOTECH BIOCOATINGS CORP.

By:	/s/ David Hall

David Hall, Vice President and Treasurer

ANGIOTECH INTERNATIONAL AG

By:	/s/ Hans Peter Weber	By:	/s/ Jürg Dannecker

	Hans Peter Weber, Chairman of the Board		Jürg Dannecker, Director

ANGIODEVICE INTERNATIONAL GmbH

By:	/s/ Hans Peter Weber	By:	/s/ Jürg Dannecker

	Hans Peter Weber, Managing Director		Jürg Dannecker, Managing Director

CABG MEDICAL, INC.

By:	/s/ John Babitt

Name:	John Babitt
Title:	President